Exhibit 99.1

Margolis Joins Burlington Coat Factory Board of Directors

Seasoned Retail Executive Brings Over 30 years of Industry Experience

BURLINGTON, N.J.--(BUSINESS WIRE)--Burlington Coat Factory, a nationally recognized retailer of high-quality, branded apparel at every day low prices, today announced the appointment of Jay Margolis to the company’s Board of Directors effective December 15, 2009. Margolis most recently served as CEO of Limited Corporation where he oversaw operations of Limited Brands’ Apparel Division (Express and Limited Stores) and was responsible for revamping the product line as well as operations.

Margolis, age 60, is a highly experienced executive with over 30 years of experience, having served as President or Chief Executive Officer of seven retail apparel corporations. Prior to Limited Corporation, Margolis served as President, Chief Operating Officer & Director of Reebok International Ltd. and as Chief Executive Officer & Chairman of the Board of Esprit de Corporation, USA where he led growth strategies. He also held senior executive positions at Tommy Hilfiger Inc., Liz Claiborne Inc., Cluett Peabody, Inc., Ron Chereskin Menswear and Bidermann Industries.

“I am honored to join the Board of Burlington Coat Factory, and excited to offer my retail and branded merchandise experience to help the management team seize the many opportunities that lie ahead,” said Margolis. “I look forward to working with Tom Kingsbury and my fellow board members to achieve the Company’s long term potential.”

“We are delighted to welcome Jay Margolis, with his industry tenure and extensive branded retail experience, to our Board of Directors,” said Tom Kingsbury, President and Chief Executive Officer. “Jay’s experience as a retail executive makes him an invaluable advisor as we execute our growth plans.”

Margolis currently serves on the Board of Directors of Boston Beer Company, Godiva Chocolatier, Inc. and MacGregor Golf Company. He earned his B.A. degree from Queens College, part of The City University of New York.

About Burlington Coat Factory

Burlington Coat Factory, the retail authority on coats, offers a broad selection of branded quality merchandise at everyday low prices across many product categories including ladies’ sportswear, menswear, family footwear, children’s clothing, baby furniture and accessories, home décor and gifts, along with the largest selection of coats for the entire family in the nation. The updated Burlington Coat Factory, founded in 1972, has expanded from a single store selling coats to a multi-department retail chain with 442 stores in 44 states and Puerto Rico, predominantly under the name “Burlington Coat Factory.” For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Contacts
Stanton Public Relations & Marketing
Alex Stanton, 212-780-0701
astanton@StantonPRM.com